UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On July 17, 2023, President and Chief Executive Officer of Republic First Bancorp, Inc. (the “Company”), Thomas X. Geisel, sent the following letter, on behalf of the Company, to Gregory B. Braca and Philip A. Norcross:

July 17, 2023

Via Email

Philip A. Norcross

Gregory B. Braca

218 Royal Palm Way, Suite 200

Palm Beach, Florida 33480

Re:	Notice of Director Nominations for the Annual Meeting

Dear Messrs. Norcross and Braca:

I write on behalf of Republic First Bancorp, Inc. (the “Company”), confirming receipt of your letter, dated July 14, 2023, which purported to notify the Company of your intention to nominate Gregory B. Braca, Mary Pat Christie and Daniel J. Hilferty (collectively, the “Nominees”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2022 annual meeting of shareholders (the “Annual Meeting”) (such notice, the “Nomination Notice”). The Company continues to review the Nomination Notice, and we will follow up as appropriate once its review is complete.

As you know, the Board has three seats in Class III that are up for election at the Annual Meeting. In order to effectively evaluate the Nominees’ suitability and fitness to serve on the Board, the Board has asked for detailed, customary background information about each of them. Accordingly, I enclose the Company’s customary Director and Officer Questionnaire (the “Questionnaire”) with this letter. Please forward these materials to each of the Nominees and ask that the Questionnaires be completed and returned to Brian F. Doran, Esq. at bdoran@myrepublicbank.com no later than 5:00 p.m. Eastern Time on July 28, 2023. If you prefer, we can send the Questionnaire directly to the Nominees. Because the Board previously received a Questionnaire from Mr. Braca some time ago, the Board asks that he either update his prior responses or complete a new Questionnaire. If the Nominees have any questions or require clarification about the information requested by the Questionnaire, please have the Nominees reach out to Mr. Doran at (212)-430-5474 or bdoran@myrepublicbank.com for assistance.

Once the Nominees have had an opportunity to review, complete and deliver their Questionnaires, the Nominating Committee of the Board and I (as CEO) would like to schedule interviews with each of them at times convenient for them and the Company.

This letter is being sent on behalf of the Company, while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to this matter. This letter is not and should not be interpreted to be confirmation or validation of the sufficiency or adequacy of the Nomination Notice in any respect.

We look forward to receiving the Nominees’ Questionnaires and subsequently coordinating interviews with each of them. If there are any questions, please feel free to contact us.

Very truly yours,

/s/ Thomas X. Geisel
Thomas X. Geisel

Enclosure: Director and Officer Questionnaire

cc:	Brian F. Doran, Esq. (bdoran@myrepublicbank.com)

Important Additional Information

The Company intends to file a definitive proxy statement and may file a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.